Exhibit (e)(4)

CONFIDENTIALITY AGREEMENT

This CONFIDENTIALITY AGREEMENT (this “Agreement”) is entered into as of October 21, 2013 (the “Effective Date”) by and between Move, Inc. (together with its subsidiaries and affiliates, “Move”) and News Corporation (together with its subsidiaries and affiliates, the “Company”) (Move and the Company each a “Party” and, collectively, the “Parties”).

WHEREAS, each Party, in preparation for or in connection with a possible transaction or series of transactions with the other Party (the “Transaction”), has or will receive information, data, documents, analyses, compilations, studies, records, proposals, correspondence, reports, and other materials concerning the other Party’s business and affairs, and the fact that the Parties are having discussions and have entered into this Agreement (collectively, “Confidential Information”);

WHEREAS, each Party is willing to provide the other Party with such Confidential Information on the condition that such Confidential Information be protected from unauthorized use and disclosure as provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Relationship. This Agreement does not create a partnership, joint venture, agency or any other legal entity with respect to the Parties. This Agreement is entered into to facilitate the provision of Confidential Information by one Party (the “Discloser”) to the other Party (the “Receiver”) in order to facilitate the Transaction. This Agreement governs the treatment and handling of Confidential Information so that the Parties may work together on the Transaction.

2. Presumption of Confidential Information. The Parties intend to share Confidential Information. Subject to the exclusion in Section 3 hereof, all information, data, documents, analyses, compilations, studies, records, proposals, correspondence, reports, and other materials concerning the Discloser’s business or affairs, whether communicated in writing, orally or by visual inspection, shall be deemed Confidential Information without the Discloser being obligated to specifically identify, by notice or any other action, any information or material as to which the protection of this Agreement is desired.

3. Excluded Confidential Information. Notwithstanding the presumption contained in Section 2 hereof, information, data, documents, analyses, compilations, studies, records, proposals, correspondence, reports, and other materials shall be deemed not to be Confidential Information under this Agreement to the extent that they:

(a) are, at the time of disclosure, available to the general public; or

(b) must be disclosed pursuant to applicable law, rule or regulation; or

(c) following disclosure, become generally available to the public other than as a result of unauthorized disclosure by the Receiver or its Representatives (as defined below); or

(d) have been released without restriction by the Discloser to another person not covered by a confidentiality obligation; or

(e) can be shown by written documentation to have been received by the Receiver from a third party lawfully possessing and, to Receiver’s knowledge, lawfully entitled to disclose such material to the Receiver; or

(f) can be shown by the Receiver to be in the Receiver’s rightful possession prior to disclosure by the Discloser; or

(g) can be shown by the Receiver’s records to have been independently developed by the Receiver without direct or indirect access to the Confidential Information provided by the Discloser to the Receiver.

4. Prohibition on Disclosure; Use of Confidential Information. Subject to the provisions of Section 5 hereof, the Receiver will not, without the prior written consent of the Discloser, (i) disclose any portion of the Confidential Information to any persons or entities other than the directors, officers, employees, attorneys, accountants and consultants of the Receiver and its affiliates (collectively, “Representatives”) who reasonably need to have access to the Confidential Information for purposes of pursuing the Transaction and are aware of and have agreed to abide by the terms of this Agreement; or (ii) use any portion of the Confidential Information for any purposes other than in connection with evaluating, presenting proposals about, or otherwise effecting the Transaction. The Receiver agrees to take all reasonable steps to safeguard the Confidential Information in order to prevent disclosure thereof other than as permitted under this Agreement.

5. Compelled Disclosure of Confidential Information. In the event that the Receiver or any of Receiver’s Representatives are requested or required, by court or administrative or regulatory order, or by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process, to disclose any of the Confidential Information, the Receiver, shall, if permitted by law, provide the Discloser with prompt written notice of any such request or requirement prior to the disclosure of Confidential Information, so the Discloser may seek a protective order or other appropriate remedy to prohibit or to limit such disclosure. If, in the absence of a protective order, the Receiver or any of its Representatives are nonetheless compelled to disclose Confidential Information, the Receiver or such Representative may, without liability hereunder, disclose only such portions of the Confidential Information that are legally required to be disclosed. The Receiver shall as soon as practicable thereafter advise the Discloser of the Confidential Information so disclosed and the persons to whom it was so disclosed.

6. Disposition of Confidential Information. If either Party shall decide not to proceed with a Transaction, such Party shall provide written notice to the other party. Upon the Discloser’s request, the Receiver shall, at Receiver’s election, either (i) return to the Discloser all

Confidential Information that it or its Representatives have received from the Discloser, or (ii) cause to be destroyed all Confidential Information that it or its Representatives have received from the Discloser; provided, however, that the Receiver may retain one copy in its legal archives (which copy shall not be directly accessed by any personnel of the Receiver other than members of the Receiver’s legal department) solely for the purpose of monitoring the Receiver’s surviving obligations under this Agreement. If the Receiver elects to destroy all Confidential Information that it has received from the Discloser, it shall, following the destruction thereof, deliver to the Discloser a certificate of an officer of the Receiver to such effect. Notwithstanding the foregoing, the Receiver and any of its Representatives may retain Confidential Information to the extent it is “backed up” on its or their (as the case may be) electronic information management and communications systems or servers, is not available to an end user and cannot be expunged without considerable effort.

7. No License. No license or other interest in Confidential Information shall be deemed to have been granted hereunder by the Discloser to the Receiver or any affiliates thereof. In addition, the parties agree that the terms of confidentiality under this Agreement shall not be construed to limit the Receiver’s right to independently develop or acquire products without use of the Discloser’s Confidential Information.

8. Damages.

(a) Specific Performance. Each Party hereby agrees and confirms that the subject matter of this Agreement is unique and that it may be impossible to measure the damages which would result to a Party from violation of the various agreements and covenants set forth herein. Accordingly, in addition to any other remedies which may be available under this Agreement or at law or in equity, each Party hereby agrees that the other Party shall have the right to have all obligations, undertakings, covenants and other provisions of this Agreement specifically performed and shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance, and to prevent a breach or contemplated breach, of this Agreement.

(b) Breach of Agreement. Neither Party shall be liable to the other for special, indirect, or consequential damages resulting from or arising out of this Agreement, including without limitation, loss of profits or business interruptions, howsoever they may be caused.

9. Standstill. Each Party agrees that, for a period of eighteen (18) months from the Effective Date or one (1) year following the date of any notice provided under Section 6 hereof by either Party, whichever is earlier (the “Standstill Period”), it will not (and it will instruct and direct its affiliates (and any person acting on behalf of or in concert with it or any affiliate) not to), directly or indirectly, without the prior written consent of the Board of Directors of the other Party, (i) acquire, agree to acquire, propose, seek or offer to acquire, or facilitate the acquisition or ownership of, any securities or assets of the other Party or any of its subsidiaries, any warrant or option to purchase such securities or assets, any security convertible into any such securities, or any other right to acquire such securities, (ii) enter, agree to enter, propose, seek or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the other Party or any of its subsidiaries, (iii) make, or in any way participate or engage in, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the other Party, (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to any voting securities of the other Party, (v) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the shareholders of the other Party, (vi) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of the other Party, (vii) publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing or (viii) advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing. Each Party further agrees that during the Standstill Period it will not (and it will ensure that its affiliates (and any person acting on behalf of or in concert with it or any affiliate) will not), directly or indirectly, without the prior written consent of the Board of Directors of the other Party, take any action that would reasonably be expected to require the other Party to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this paragraph. Notwithstanding anything to the contrary in this Agreement, each Party shall be permitted to submit, from time to time following the date of this Agreement, non-public proposals regarding any potential Transaction to the other Party’s Board of Directors and/or senior management so long as any such proposal will not be required to be disclosed pursuant to applicable law. The provisions of this paragraph shall be inoperative and of no force or effect with respect to one Party if(A) any other person or group (as defined in Section 13(d)(3) of the Exchange Act) shall have (x) acquired more than 20% of the voting securities or assets of the other Party (or, in the case of Persons which currently hold voting securities of the other Party, acquired an additional 20% or more of the voting securities of the other Party) or (y) entered into a definitive agreement to acquire, or announced an offer to acquire (including via tender or exchange offer), more than 20% of the outstanding voting securities of the other Party or assets of the other Party or its subsidiaries representing more than 20% of the consolidated earning power of the other Party and its subsidiaries, or (z) enters into an agreement or commences a proxy solicitation in which, if successful, such person or “group” would elect or acquire the ability to elect a majority of the Board of Directors of the other Party or (B) the other Party announces the intention to enter into a process to (x) enter into any transaction in which it would issue shares of its common stock in excess of 20% of the then total outstanding shares (including by way of merger, business consolidation or similar transaction) or (y) dispose of 20% of the outstanding voting securities of the other Party or assets of the other Party or its subsidiaries representing more than 20% of the consolidated earning power of the other Party and its subsidiaries.

10. Non-Solicit. During the Standstill Period, each Party agrees that such Party will not (and it will instruct and direct that its affiliates and any person acting on behalf of or in concert with it or any affiliate will not), directly or indirectly, solicit for employment or hire any officer, director, or senior employee of the other Party or any of its affiliates with whom such Party has had contact or who became known to such Party in connection with such Party’s consideration of the Transaction, except that such Party shall not be precluded from hiring any such employee who (i) initiates discussions regarding such employment without any direct or indirect solicitation by such Party, (ii) responds to any public advertisement placed by such Party, or (iii) has been terminated by the other Party or its affiliates prior to commencement of employment discussions between such Party or its affiliates and such officer, director, or employee. Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge and agree that no affiliate of any Party shall be bound by this paragraph 9 unless such affiliate shall have received Confidential Information with regard to the other Party.

11. No Liabilities. Each Party understands and agrees that neither the other Party nor its affiliates or Representatives make any representations or warranties, express or implied, with respect to any of the Confidential Information, including any representations or warranties with respect to accuracy or completeness. The Parties further agree that, notwithstanding anything else in this Agreement to the contrary, neither Party will be under any legal obligation of any kind whatsoever to provide any Confidential Information.

12. Definitive Agreement. The Parties agree that no contract or agreement providing for any Transaction shall be deemed to exist between the Parties unless and until the Parties execute and deliver a final definitive agreement relating thereto (a “Transaction Agreement”), and the Parties hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any Transaction unless and until the Parties shall have executed and delivered a Transaction Agreement. The Parties also agree that unless and until the Parties shall have executed and delivered a Transaction Agreement, neither Party will be under any legal obligation of any kind whatsoever with respect to engaging in a Transaction by virtue of this Agreement except for the matters specifically agreed to herein. The Parties further acknowledge and agree that each Party reserves the right, in its sole discretion, to reject any and all proposals made by the other Party or its Representatives with regard to a Transaction, and to terminate discussions and negotiations at any time.

13. Miscellaneous.

(a) Amendment. Any amendments to this Agreement must be writing and signed by both Parties.

(b) Assignment. This Agreement shall not be assigned by either Party without the prior written consent of the other Party.

(c) Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding on the successors and permitted assigns of each Party and shall inure to the benefit of the respective successors and permitted assigns of each Party. Nothing in this Agreement shall be deemed to create rights in or benefits for any third parties.

(d) Choice of Law. This Agreement is made and shall be construed according to the laws of the state of Delaware without giving effect to any provisions thereof relating to conflict of laws. Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in any Delaware State or federal court of competent jurisdiction sitting in the State of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given to such Party. Each Party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement. Each Party agrees that a final judgment in any lawsuit, action or other proceeding arising out of or relating to this Agreement brought in the courts referred to in the first sentence of this Section 14(d) shall be conclusive and binding upon each of the Parties hereto and may be enforced in any other courts the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment.

(e) Counterparts. Any number of counterparts of this Agreement may be executed and each shall have the same force and effect as an original.

(f) Entire Agreement. This Agreement supersedes any other agreements or understandings, oral or written, between the Parties respecting the subject matter hereof.

(g) Public Announcements. Neither Party shall, subject to the requirements of applicable securities law, make any public announcement concerning the Transaction or this Agreement without the prior written approval of the other Party.

(h) Severability. If any provision hereof is unenforceable or invalid, it shall be given effect to the extent it may be enforceable or valid, and such unenforceability or invalidity shall not affect the enforceability or validity of any other provision of this Agreement.

(i) Term. This Agreement shall terminate upon the earlier of (x) eighteen (18) months from the Effective Date, (y) one (1) year following the date of any notice provided under Section 6 hereof by either Party, and (z) consummation of a Transaction by the Parties, provided that either Party may terminate this Agreement, with or without cause, upon ten (10) days’ prior written notice to the other Party (the “Termination Date”). All sections of this Agreement relating to the rights and obligations of the Parties concerning Confidential Information disclosed during the term of the Agreement shall survive any such termination until the Termination Date.

(j) Waiver. Any waiver of any of the terms hereof shall be enforceable only to the extent it is waived in a writing signed by the Party from whom the waiver is sought. Any waiver shall be only effective only for the particular instance for which it is granted and shall not constitute a waiver of a subsequent occurrence of the waived event nor constitute a waiver of any other provision hereof, at the same time or subsequently. It is agreed that no failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MOVE, INC.

By:	/s/ James S. Caulfield
Name:	James S. Caulfield
Title:	EVP, General Counsel, Secretary

NEWS CORPORATION

By:	/s/ Michael L. Bunder
Name:	Michael L. Bunder
Title:	Senior Vice President